ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 10th day of December, 2001, by and between Q-Seven Systems GmbH, a German Limited Liability Company ("Seller"), and Q-Seven Systems Inc. ("Buyer").

RECITALS

a)

The Seller is in the Software Development business and is the owner of a proprietary software that can be used to manage user accounts for online businesses. The software including a compiled and installed copy and the source code and documentation are collectively and individually referred to as the "Software".

b)

Buyer and Seller have previously entered into a License Agreement granting the Buyer the worldwide and exclusive marketing rights to the Software. Said Agreement is referred to as the "License Agreement".

c)

Seller desires to sell to Buyer, and Buyer desires to buy from Seller, the Software expressly including the source codes and documentation, upon the terms and conditions and subject to the limited exceptions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Upon the terms and subject to the condition of this Agreement, Buyer agrees to purchase, accept, and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, at the Closing Date (defined below), one (1) Copy of the Software (the "Assets").

Article II

ASSUMPTION OF LIABILITIES

                2.1 No Liabilities Assumed. Buyer does not assume any liabilities of Sellers relating to the Assets or otherwise.

Article III

PRICE AND PAYMENT

3.1 Purchase Price. In exchange for the Software, the Buyer shall take over debts of the Seller in the amount of one (1) million US Dollars. The debts shall be repaid by the issuance of one (1) million shares of common stock of the Buyer to the debtors.

Article IV

BUSINESS DOCUMENTS

4.1 Business Documents. Sellers shall deliver or cause to be delivered to Buyer, at no cost or expense to Buyer, within three (3) days after the date of this Agreement, copies of the following documents (collectively referred to herein as the "Business Documents"):

a)	Agreements Relating to Transfer. Agreements that restrict the transfer, sale, exchange, or other disposition of any of the Assets.
b)	Material Agreements. All other material agreements that relate to or affect the Software or by which any of the Assets may be bound.
c)	Ownership of Information. All records and documentation maintained by the Seller documenting the development, authorship, or ownership of the Assets and related technology.
d)

Third Party Agreements Relating to Development. A list of all agreements with third parties, whether now in effect or terminated, for the design, development, programming, enhancement, or maintenance of the Software. To the extent third parties have designed, developed, programmed, enhanced, or maintained the Software without having executed any agreement, a list of all such third parties and a description of the work performed, and the period during which such work was performed, by such party.

e)

Trademarks. A list of all trademarks and trade names owned or used in connection with the software, showing the registration number, date of registration, registrant, and a copy of the Certificate of Registration, if any.

f)	Patents. A list of all patents used in connection with the Software, or owned by the Seller, if any.
g)

Copyrights. Copyright registrations (if any) issued or pending relating to the Software. Copies of all agreements relating to unpatented designs, styles, know-how, or technical assistance relating to the Software

Article V

REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1 Organization. Seller is a Company validly existing and in good standing under the laws of Germany with the power and authority to conduct it's business in the State and Country in which they are operating and that the Company rightfully owns the properties and assets (including the Assets).

                5.2 Power and Authority. Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and any other agreement or instrument executed and delivered by Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms.

                5.3 No Conflict. Neither the execution and delivery of this Agreement and/or any related agreements and instruments that may be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, (1) will violate or conflict with any provision of any charter, bylaw or other governing or organizational instrument of Seller, or (2) any license, instrument, trust, contract, agreement, or other commitment or arrangement to which Seller is a party or by which Sellers or any of the Assets are bound.

                5.4 Required Consents. No approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, any person or entity is necessary for the execution and delivery of this Agreement and the transactions contemplated herein by Seller.

                5.5 Title to Assets. Seller owns and has the power to convey to Buyer on the Closing Date all of the Assets free and clear of any security interest or lien relating thereto.

                5.6 Litigation. There is no pending claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation (collectively, "Litigation") that, to Seller's best knowledge, is threatened against Seller, affecting, involving, or relating to the operation of the Software or any of the Assets. Seller knows of no facts that could reasonably be expected to serve as the basis for Litigation against himselve (or the Buyer upon acquisition of the Business), its present or former partners, or employees, affecting, involving, or relating to the Software or the Assets.

                5.7 Court Orders, Decrees, and Laws. There is no outstanding or, to Seller's best knowledge, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against Seller affecting, involving, or relating to the Software or the Assets. Seller is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to the Software or the Assets except where noncompliance has no material adverse effect upon the financial condition, operation, or prospects of the Software (including under ownership by Buyer) or the Assets, and Seller has received no notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to the federal and/or international patent, copyright, and trademark laws, state trade secret and unfair competition laws, and to all other applicable laws.

                5.8 Disclosure. No representation, warranty, or statement made by Seller in this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. Seller has disclosed to Buyer all facts known or reasonably available to Sellers that are material to the financial condition, operation, or prospects of the Software and the Assets.

                5.9 Truth at Closing. All of the representations, warranties, and agreements of Seller contained in this Article V shall be true and correct and in full force and effect on and as of the Closing Date.

Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

                6.1 Organization. Buyer is a corporation validly existing and in good standing under the laws of Utah with power and authority to conduct its business and to own and lease its properties and assets.

                6.2 Power and Authority. Buyer will have power and authority to execute, deliver, and perform this Agreement and any other agreements and instruments that may be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and Buyer has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby and thereby shall be, the legal, valid, and binding obligation of Buyer, enforceable in accordance with their terms.

                6.3 Truth at Closing. All of the representations, warranties, and agreements of Buyer contained in this Article VI shall be true and correct and in full force and effect on and as of the Closing Date.

Article VII

CONDITIONS TO SELLER'S OBLIGATIONS

Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

                7.1 Representations and Warranties True at Closing Date. Buyer's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date; Buyer shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

                7.2 Performance. Buyer shall have performed and complied with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Article VIII

CONDITIONS TO BUYER'S OBLIGATIONS

Each of the obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

                8.1 Representations and Warranties True at Closing Date. Seller's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date; Seller shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

                8.2 Performance. Seller shall have performed and complied with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                8.3 Investigations. Neither any investigation of Seller by Buyer, nor any other document delivered to Buyer as contemplated by this Agreement, shall have revealed any facts or circumstances that, in the sole, exclusive and absolute discretion of Buyer, reflect in a material adverse way on the Assets or the Software.

Article IX

CLOSING

9.1 Closing. Unless this Agreement is first terminated as provided herein, the closing of the purchase and sale of the Assets shall take place on the 20th day of December 2001, (the "Closing Date").

                9.2 Actions at Closing. At Closing, Buyer and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

a)

Conveyance Instruments. Seller shall deliver to Buyer such bills of sale, assignments, and other instruments of conveyance and transfer as Buyer may reasonably request to effect the assignment to Buyer of the Assets.

b)

Termination of previous Agreement. Upon Closing, the License Agreement signed by Buyer and Seller previously shall be terminated. All obligations and/or liabilities existing after the termination of said agreement shall be waived upon termination

Article X

INDEMNITY

10.1 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its respective successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Buyer Group"), at, and at any time after, the Closing Date, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Buyer Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

                a. Breach of Obligation. Any breach of any representation, warranty, or agreement of Seller contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

                b. Preexisting Liabilities. Any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with the Software or the ownership or use of the Assets prior to the Closing Date.

                c. Infringement. Any liability or loss of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with a claim or allegation that the Assets infringe any patent, copyright, trade secret, trademark, or other intellectual property right of any third party.

                d. Incidental Matters. To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

                10.2 Notice of Claim. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under this Article 12, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

                10.3 Defense. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Buyer Group or Seller Group, whichever is entitled to indemnification for such matter) available by virtue of the circumstances of the Loss, the Obligor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Claimant shall be at its expense. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (1) imposes any nonmonetary obligation or (2) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

Article XI

CONFIDENTIALITY

11.1 Confidentiality Obligation of Buyer Prior to Closing. Until Closing Date (and, if this Agreement is terminated for any reason, forever thereafter), Buyer shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Seller, and not use in any manner except in connection with the transactions contemplated hereby, any confidential business or technical information obtained from Seller in connection with the transactions contemplated hereby concerning the Software. This obligation shall cease to apply to Buyer upon the occurrence of Closing Date.

                11.2 Confidentiality Obligation of Seller Following Closing. Following the occurrence of Closing Date, Seller shall, and shall use their best efforts to cause their personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential business or technical information remaining in its possession concerning the Software.

                11.3 Permitted Disclosures. Notwithstanding Sections 11.1 and 11.2, either party may disclose confidential information (1) where necessary to any regulatory authorities or governmental agencies pursuant to legal process or (2) if required by court order or decree.

                11.4 Scope of Confidential Information. For purposes of this Agreement, information shall not be deemed confidential (1) if such information is available in full from public sources; (2) if such information is received from a third party not under an obligation to keep such information confidential; or (3) if the recipient can conclusively demonstrate that such information was independently developed by the recipient.

Article XII

MISCELLANEOUS

12.1 Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof

                12.2 Counterparts. This Agreement may be executed in one or more counterparts which counterparts may be sent by facsimile, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                12.3 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                12.4 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

                12.5 Expenses. Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby.

                12.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Utah without giving effect to the principles of conflicts of law thereof. Venue for any action under this Agreement shall lie in Salt Lake County, Utah.

                12.8 Third-Party Beneficiaries. With the exception of (1) the parties to this Agreement and (2) the Buyer Group with respect to the matters inuring to their benefit under Article X, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

                12.9 Survival of Agreements. All Covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and the Closing Date.

                12.10 Attorneys' Fees. In the event either party brings suit to enforce or interpret this Agreement or for damages on account of the breach of a covenant or representation contained herein, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs incurred in any such action, in addition to other relief to which the prevailing party is entitled

                12.11 Further Assurances. At and after the Closing Date, without further consideration, Seller shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as Buyer or its counsel may reasonably request (1) to vest in Buyer, and perfect and protect Buyer's right, title, and interest in, and enjoyment of, the Assets and the Content and Database, or (2) to ensure more effectively the compliance of Seller with it's agreements, covenants, warranties, and representatives under this Agreement.

                12.12 Severability. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this document.

                12.13 Saturday, Sunday and Legal Holidays. If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter

                12.14 Acceptance. The execution of this Agreement by the Buyer constitutes an offer to purchase the Assets. Unless this Agreement is executed by the Seller without modification within seven (7) days from the date of execution of this Agreement by the Buyer, and a fully executed copy is delivered to the Sellers within said time frame, then this contract shall be automatically revoked and terminated.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date indicated.

Q-Seven Systems Inc. Utah	Q-Seven Systems GmbH
By: /s/ Philipp Kriependorf	By: /s/ Philipp Kriependorf
Philipp Kriependorf	Philipp Kriependorf